Exhibit 99.1
Airvana Reports First Quarter 2008 Financial Results
Financial Results for First Quarter and Outlook for Second Quarter of 2008
To be Discussed on Conference Call Today at 8:30 a.m. ET
CHELMSFORD, Mass., May 1, 2008 – Airvana, Inc. (NASDAQ: AIRV), a leading provider of mobile broadband network infrastructure products, today reported financial results for the first quarter ended March 30, 2008.
GAAP Financial Highlights
•	Revenue: Total revenue for the first quarter of 2008 was $7.6 million compared with total revenue of $269,000 in the first quarter of 2007.

•	Net Loss: Net loss for the first quarter of 2008 was $11.7 million compared with a net loss of $18.8 million for the first quarter of 2007. Operating expenses for the first quarter of 2008 increased to $24.9 million from $20.1 million in the prior year, reflecting the Company’s investments in CDMA and UMTS femtocell product development, as well as funding for international sales and marketing programs.
Non-GAAP Financial Highlights
•	Product and Service Billings (“Billings”): On a non-GAAP basis, Billings for the first quarter of 2008 were $37.8 million compared with $41.5 million for the first quarter of 2007, reflecting a lower level of EV-DO Rev A deployment for market coverage, and an increase in demand for higher capacity network controllers, software upgrades and maintenance.

•	Gross Profit on Billings: On a non-GAAP basis, the Company’s Gross Profit on Billings for the first quarter of 2008 was $35.3 million compared with $39.6 million for the first quarter of 2007.

•	Operating Profit on Billings: On a non-GAAP basis, Operating Profit on Billings for the first quarter of 2008 was $10.4 million, compared with $19.6 million for the first quarter of 2007. This decrease in first quarter profit was primarily a result of the lower level of Billings and the Company’s increased investment in fixed-mobile convergence (FMC) product development.
A description of Airvana’s revenue-recognition policy, which results in significant variability in reported revenue from quarter to quarter, and its non-GAAP financial measures is included at the end of this press release.
Comments on the First Quarter
“Airvana delivered a strong first quarter in which we exceeded our outlook for Billings and generated Operating Profit on Billings of $10.4 million,” said President and Chief Executive Officer Randy Battat. “Increased demand for our high-capacity radio network controllers (RNCs) generated higher Billings for our core EV-DO products. This demand supports our belief that wireless operators are experiencing significant growth in data traffic on their networks.”
“Another positive catalyst for our EV-DO products is the host of new 3G services being introduced by operators such as Sprint and Verizon” said Battat. “Supporting these initiatives, we are planning to deliver our next version of software at mid-year. We expect that increasing data traffic growth in operators’ networks will continue to drive growth in our core products for years to come.”
“Our FMC products also continue to make excellent progress,” Battat said. “We recently announced new relationships with Motorola and Alcatel Lucent for our CDMA femtocell and Universal Access Gateway (UAG) products, in addition to the previously announced relationships with Nokia Siemens Networks and Thomson for our UMTS femtocell products. These alliances underscore the level of recognition among operators and OEMs in the unique capabilities of our FMC products that support both voice and broadband data services.”
“We believe that our unique combination of solutions for femtocells in the home, coupled with our Femto Network Gateway technology in the network, has the potential to provide a powerful FMC solution for wireless operators,” Battat added. “During the first quarter we delivered trial units to key partners representing the initial stages of progress in these new markets. As our OEM partnerships gain traction we expect our FMC Billings to continue to ramp through 2008.”
Recent Business Highlights
•	Global OEM Agreement Signed with Motorola for CDMA Femtocells and UAG: Airvana will supply Motorola with a CDMA femtocell solution. The agreement will allow CDMA wireless carriers to provide Motorola femtocell-based services in any environment that has a broadband connection. This is an important step in the deployment and market adoption of femtocells.

•	Demonstration of end-to-end 3G CDMA/EV-DO Femtocell Solution: Airvana’s joint demonstration with Alcatel-Lucent at the CTIA Wireless 2008 exhibition illustrates how the two companies can offer mobile operators the benefits of advanced femtocell capabilities. By combining Airvana’s femtocell and femto network gateway capabilities with Alcatel-Lucent’s IP Multimedia Subsystem (IMS) core network infrastructure, operators will be able to deploy end-to-end femtocell solutions.
Business and Financial Outlook
“Both our EV-DO and FMC offerings have made measurable strides thus far in 2008, and we expect those advances to continue in the second half of the year,” Battat said. “In EV-DO, we expect second quarter Billings to be seasonally lower than in the first quarter of 2008, and we expect Billings to increase sequentially and year-over-year in both the third and fourth quarters as operators deploy additional capacity in their networks. On the FMC front, we are encouraged by the positive response to our femtocell products and we expect to see increased Billings for our CDMA and UMTS femtocell solutions as we progress through the year.”
For the second quarter of 2008, Airvana expects Billings (non-GAAP) in the range of $25 million to $27 million. The Company also expects revenue (GAAP) in the range of $57 million to $59 million, based on the planned release of its next EV-DO software in the second quarter.
Airvana is reiterating its financial outlook for 2008. The Company continues to expect Billings for the first half of 2008 to be lower than in the first half of 2007 and to increase sequentially in the second half of 2008 based upon anticipated capacity-driven growth in the core EV-DO products as well as planned software releases. We also expect Billings in the second half of 2008 to reflect demand for both UAGs and new femtocell solutions. Airvana expects Billings for the full year 2008 to be higher than Billings for the full year 2007.
“Over the next three to five years, we have set a number of financial goals for Airvana,” Battat said. “These goals include growing Billings by greater than 25% annually; increasing new product Billings such that they represent more than 50% of the business; and generating operating margins on Billings and cash flow from operations at 20 to 25% of Billings.”
Conference Call Details
In conjunction with this announcement, Airvana will host a conference call today at 8:30 a.m. (ET) to discuss the Company’s financial results, highlights of the quarter, business strategy and financial outlook. The conference call will be webcast live on the Internet, and can be accessed on the Investor Relations section of the Company’s website (www.airvana.com). The conference call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Investor Relations section of the Company’s website for approximately two weeks.
Revenue Recognition Policy
Airvana recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 97-2, Software Revenue Recognition. The Company collaborates with its OEM customers to develop specific features for products that they sell to their wireless operator customers. The Company and its OEM customers typically agree on software specifications and plans for specified upgrades several years in advance of delivery, and these upgrades are unique to each OEM customer.
The Company’s typical sales arrangements involve multiple elements, including: perpetual licenses for software products and specified software upgrades; the sale of hardware, maintenance and support services; and the sale of professional services, including training. In order to recognize revenue from current product shipments, Airvana must establish vendor specific objective evidence, or VSOE, of fair value for all undelivered elements, including specified upgrades. The best objective evidence of fair value would be to sell these specified software upgrades separately to multiple customers at the same price. However, the specific features and functionality delivered in the Company’s software upgrades are uniquely designed for each OEM, and therefore the Company is unable to establish VSOE of fair value for such upgrades.
Therefore, Airvana recognizes revenue from the sale of products and services under these OEM arrangements only after the Company delivers the upgrades that were committed at the time of sale. Airvana records as deferred revenue the product and service billings at the time of shipment. This revenue is recognized later after delivery of these specified upgrades. As a result, the Company believes that its revenue, taken in isolation, provides limited insight into the performance of its business. Therefore, the Company also presents certain non-GAAP financial measures including: product and service billings, which reflects sales activity in a period; and costs related to product and service billings, which reflects the cost associated with product and service billings.
Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated financial statements presented on a US GAAP basis, Airvana uses non-GAAP billings measures of operating results, gross profit on billings and operating income on billings, which include changes in deferred revenue and deferred costs in a period. These non-GAAP financial measures are presented with the intent of providing both management and investors with a more complete understanding of Airvana’s underlying operating performance and trends. The Company believes that these non-GAAP financial measures enhance the overall understanding of its past financial performance and also its prospects for the future. These non-GAAP measures provide an indication of the Company’s financial results based upon sales activity in the period and are considered by management for the purpose of making operational decisions. In addition, these non-GAAP measures are the primary indicators that management uses as a basis for the Company’s planning and forecasting of future periods.
Management uses the following non-GAAP measures (detailed in Exhibits 1 and 2) as a supplement to GAAP revenue and cash flow from operations in evaluating the Company’s performance:

•	Product and Service Billings (“Billings”) reflects the amount invoiced for products and services in a period and equals GAAP revenue plus the change in deferred revenue in the period.

•	Costs Related to Billings reflects the cost directly attributable to Billings in a period and equals GAAP cost of revenue plus the change in deferred product cost in the period.

•	Gross Profit on Billings reflects Billings less costs related to Billings in the period.

•	Operating Profit on Billings reflects Gross Profit on Billings less GAAP operating expenses in the period.
Management believes investors may find these measures useful for understanding the Company’s operations, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP. Exhibits 1 and 2 reconcile all non-GAAP metrics to the corresponding income statement items as determined in accordance with GAAP for all periods presented and for the eight quarters ending with the first quarter of 2008.
About Airvana, Inc.
Airvana specializes in helping wireless operators transform the mobile experience for users worldwide. The Company’s high-performance technology and products, from comprehensive femtocell solutions to core mobile network infrastructure, enable operators to deliver broadband services to mobile devices, independent of physical location. Airvana is headquartered in Chelmsford, Mass., USA, with additional offices in Dallas, the United Kingdom, Germany, Spain, China, India, Japan and Korea. For more information, please visit the company’s website at http://www.airvana.com/.
Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Airvana, including without limitation statements about expectations related to the Company’s future performance, such as total revenue and Billings, and the timing for product releases constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including without limitation the highly competitive and rapidly evolving market in which Airvana competes, Airvana’s limited operating history, the fluctuation of its past operating results and its reliance on sales through Nortel Networks for a significant portion of its revenues and product and service billings, as well as other factors discussed in Airvana’s filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Airvana’s views as of the date of this press release. Airvana anticipates that subsequent events and developments will cause its views to change. However, while Airvana may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Airvana’s views as of any date subsequent to the date of this press release.
Investor contact:
David Reichman
Sharon Merrill Associates
617-542-5300
AIRV@InvestorRelations.com

Airvana, Inc.
Consolidated Statements of Operations
Comparative Financial Results
(unaudited; amounts in thousands except per share data)

	Three Months Ended
	April 1, 2007	March 30, 2008
Revenue:
Product	$—	$5,533
Service	269	2,105

Total revenue	269	7,638

Cost of revenue:
Product	13	120
Service	1,670	1,793

Total cost of revenue	1,683	1,913
Gross (loss) profit	(1,414)	5,725
% Gross margin		75%
Operating expenses:
Research and development	15,983	19,259
Selling and marketing	2,580	3,578
General and administrative	1,516	2,073

Total operating expenses	20,079	24,910

Operating loss	(21,493)	(19,185)
Interest income, net	2,708	2,585

Loss before income tax benefit	(18,785)	(16,600)

Income tax benefit	—	(4,926)

Net loss	$(18,785)	$(11,674)

Net loss per common share applicable to common stockholders:

Basic	$(1.49)	$(0.18)
Diluted	$(1.49)	$(0.18)
Weighted average common shares outstanding:

Basic	13,814	63,895
Diluted	13,814	63,895

Airvana, Inc.
Consolidated Balance Sheets
(unaudited; amounts in thousands except per share data)

	December 30,	March 30,
	2007	2008

Assets
Current assets:

Cash and cash equivalents	$43,547	$24,238
Investments	178,416	191,585
Accounts receivable	14,171	11,039
Deferred product cost, current	1,050	1,651
Prepaid taxes & deferred tax assets	1,537	7,820
Prepaid expenses and other current assets	3,064	2,660

Total current assets	241,785	238,993

Property and equipment	17,831	18,390
Less: accumulated depreciation and amortization	11,434	12,235

	6,397	6,155

Long-term investments		5,146
Deferred tax assets	1,786	1,845
Restricted investments	193	193
Goodwill and intangible assets, net	12,165	11,898
Other assets	414	411

Total assets	$262,740	$264,641

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,806	$3,239
Accrued expenses and other current liabilities	11,162	7,549
Accrued income taxes	15,016	184
Deferred revenue, current	79,915	110,082

Total current liabilities	109,899	121,054

Deferred revenue, long-term	63	54
Other liabilities	2,928	2,785
Accrued income taxes	4,675	4,561

Total long-term liabilities	7,666	7,400

Stockholders’ equity:
Common stock	64	64
Additional paid-in capital	190,409	193,095
Accumulated deficit	(45,298)	(56,972)

Total stockholders’ equity	145,175	136,187

Total liabilities and stockholders’ equity	$262,740	$264,641

Airvana, Inc.
Consolidated Statements of Cash Flows
(unaudited; amounts in thousands except per share data)

	Three Months Ended
	April 1,	March 30,
	2007	2008

Operating activities
Net loss	$(18,785)	$(11,674)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	722	807
Amortization of intangible assets	—	267
Stock-based compensation	514	1,085
Excess tax benefit from stock-based compensation	—	785
Deferred tax benefit	—	4,472
Amortization of investments	(1,249)	(1,261)
Amortization of leasehold incentive	(130)	(130)
Non-cash interest income	(88)	—
Changes in operating assets and liabilities:
Accounts receivable	42,810	3,132
Deferred cost	(159)	(601)
Prepaid taxes	—	(6,254)
Prepaid expenses and other current assets	(16)	404
Accounts payable	(529)	(567)
Accrued expenses and other current liabilities	(3,084)	(3,562)
Accrued income taxes	—	(19,507)
Deferred revenue	41,206	30,158

Net cash provided by (used in) operating activities	61,212	(2,446)

Investing activities
Purchases of property and equipment	(1,586)	(578)
Purchases of investments	(107,548)	(106,990)
Maturities of investments	56,643	73,305
Investments sold	—	16,631
Other assets	4	3

Net cash used in investing activities	(52,487)	(17,629)

Financing activities
Payments on long-term debt	—	(18)
Proceeds from initial public offering, net of issuance costs	(868)	—
Payments of cash dividend	—	(45)
Purchase of treasury stock	(96)	—
Proceeds from exercise of stock options	236	816

Net cash (used in) provided by financing activities	(728)	753

Effect of exchange rate changes on cash and cash equivalents	(4)	13

Net increase (decrease) in cash and cash equivalents	7,993	(19,309)
Cash and cash equivalents at beginning of period	86,815	43,547

Cash and cash equivalents at end of period	$94,808	$24,238

Exhibit 1
Airvana, Inc.
Select Quarterly Financial Data — GAAP & non-GAAP Metrics
(unaudited; amounts in thousands)

	April 1,	July 1,	September 30,	December 30,	March 30,
	2007	2007	2007	2007	2008

GAAP Financial Metrics
Total revenue	$269	$156,256	$3,645	$145,616	$7,638
Cost of revenue	1,683	35,770	1,689	2,762	1,913

Gross (loss) profit	(1,414)	120,486	1,956	142,854	5,725
Operating expenses	20,079	25,841	25,167	27,399	24,910

Operating (loss) profit	(21,493)	94,645	(23,211)	115,455	(19,185)

Net cash provided by (used in) operating activities	61,212	2,670	17,493	10,396	(2,446)
Cash, cash equivalents and investments	220,270	139,328	210,011	221,963	220,969
Accounts receivable	3,262	16,768	8,221	14,171	11,039
Days sales outstanding (a)	7	42	24	39	27
Deferred revenue — end of period	284,624	165,088	192,259	79,978	110,136
Deferred product cost — end of period	34,373	701	1,323	1,050	1,651

Reconciliation of GAAP and non-GAAP Metrics
Revenue (GAAP)	$269	$156,256	$3,645	$145,616	$7,638
Less: deferred revenue from acquisition	—	(171)	—	—	—
Deferred revenue at end of period	284,624	165,088	192,259	79,978	110,136
Less: deferred revenue at beginning of period	(243,418)	(284,624)	(165,088)	(192,259)	(79,978)

Product and service billings, “Billings” (non-GAAP)	41,475	36,549	30,816	33,335	37,796

Cost of revenue (GAAP)	1,683	35,770	1,689	2,762	1,913
Deferred product cost at end of period	34,373	701	1,323	1,050	1,651
Less: deferred product cost at beginning of period	(34,214)	(34,373)	(701)	(1,323)	(1,050)

Cost related to Billings (non-GAAP)	1,842	2,098	2,311	2,489	2,514

Gross profit on Billings (b)	39,633	34,451	28,505	30,846	35,282
Gross margin on Billings – non-GAAP(c)	96%	94%	93%	93%	93%
Total operating expenses (GAAP)	20,079	25,841	25,167	27,399	24,910

Operating profit on Billings — non-GAAP (d)	19,554	8,610	3,338	3,447	10,372

% operating profit on Billings	47%	24%	11%	10%	27%

Stock-based compensation included in operating expense	$514	$739	$819	$924	$1,085
Acquisition costs included in operating expense	—	$2,340	—	—	—

(a)	Days sales outstanding (DSO) equals the accounts receivable divided by Billings (non-GAAP) multiplied by 90 (days in the period).

(b)	Gross profit on Billings equals the excess of Billings over cost related to Billings.

(c)	Gross margin on Billings equals the excess of Billings over cost related to Billings divided by Billings.

(d)	Operating profit on Billings equals Billings less cost related to Billings, less total operating expenses.

Exhibit 2
Airvana, Inc.
GAAP to Non-GAAP Product and Service Billings Reconciliation
(unaudited; amounts in thousands)

	Three Months Ended April 1, 2007			Three Months Ended March 30, 2008
		Deferral	Non-GAAP		Deferral	Non-GAAP
	GAAP	Adjustments	Billings	GAAP	Adjustments	Billings
Revenue/Billings	$269	$41,206	$41,475	$7,638	$30,158	$37,796
Cost of revenue	1,683	159	1,842	1,913	601	2,514

Gross (loss) profit	(1,414)	41,047	39,633	5,725	29,557	35,282
%Gross margin			96%	75%		93%
Operating expenses	20,079	—	20,079	24,910	—	24,910

Operating (loss) income	$(21,493)	$41,047	$19,554	$(19,185)	$29,557	$10,372

% Operating margin			47%			27%